Exhibit 16.1

EUGENE M. EGEBERG, CPA

2400 Boston Street #102

Baltimore, Maryland 21224

2 February 2012

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated December 31, 2011 of BOPT — Eco Trade Corp. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal and our reviews of interim financial statements dated March 31, 2011, June 30, 2011 and September 30, 2011. We cannot confirm or deny that the appointment of Salberg and Company was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Regards,

/s/ Eugene M. Egeberg, CPA

Baltimore, Maryland